Exhibit 10.18

[Letterhead of Company]

                               , 2006

c/o TA Associates, Inc.

High Street Tower

125 High Street, Suite 2500

Boston, MA  02110

Dear Sirs and Madams:

This letter is being issued in connection with the purchase by                                    (the “Fund”) of certain debt instruments issued by Open Link Financial, Inc. (the “Company”).  The Fund desires actively to assist the Company and each of its subsidiaries in developing, reviewing and considering certain proposals and suggestions relating to the management of the Company’s and each of its subsidiaries’ businesses and the Company and each of its subsidiaries desires such assistance.  In order to facilitate the Fund’s input with respect to the management of the business of the Company and its subsidiaries, the Company agrees to grant to the Fund the management rights described below and further agrees that it will give due consideration to such input as may be provided by the Fund in the exercise of such rights:

1.               the right, at reasonable times and upon reasonable notice, to visit and inspect any properties of the Company and each of its subsidiaries and to examine the books of account of the Company and each of its subsidiaries (and to make copies thereof and extracts therefrom) and discuss the affairs, finances, and accounts of the Company and each of its subsidiaries, including, without limitation, any budgets or operating plans adopted or proposed by management;

2.               the right to discuss, and provide advice with respect to, the business operations, properties and financial and other conditions of the Company and each of its subsidiaries with the Company’s and each of its subsidiaries’ officers, employees and directors and the right to consult with and advise the Company’s and each of its subsidiaries’ senior management on matters materially affecting the business and affairs of the Company and each of its subsidiaries; and

3.               the right to submit business proposals or suggestions to the Company’s and each of its subsidiaries’ senior management from time to time with the requirement that one or more members of the Company’s or such subsidiaries’ senior management discuss such proposals or suggestions with the Fund within a reasonable period after such submission and the right to call a meeting with the Company’s or such subsidiaries’ senior management in order to discuss such proposals or suggestions

4.               The Fund agrees, and any representative of such Fund will agree, to hold in confidence and trust and not use or disclose any confidential information provided to or learned by it in connection with its rights.

All of the rights granted to the Fund hereunder shall terminate on such date as such Fund no longer holds any equity securities of the Company.

Please acknowledge your agreement by signing below and returning the executed letter via facsimile and regular mail to the address listed above.

Thank you for your consideration.

Sincerely,

OPEN LINK FINANCIAL, INC.

By:
Name:	Coleman Fung
Title:	Chief Executive Officer

[Signature Page to Management Rights Letter –                                           .]

Acknowledged as agreed as of                              , 2006:

By:                                            , its General Partner

By:  TA Associates, Inc., its General Partner

By:
	Name:	Jonathan W. Meeks
Title:

[Signature Page to Management Rights Letter –                                             ]